Exhibit 4.6

PREFERRED SHARE PURCHASE AGREEMENT

DATED THIS 16TH DAY OF APRIL 2007

BY AND AMONG

HARPER CAPITAL INC.

(as “Company”)

SHANGHAI HUAQIANSHU INFORMATION TECHNOLOGY CO., LTD.

(as “Domestic Company”)

SOUYUAN (SHANGHAI) TECHNOLOGY CO., LTD.

(as “WFOE”)

the Persons listed on Schedule 1

(as “Purchasers”)

AND

the Persons listed on Schedule 2

(as “Founders”)

i

PREFERRED SHARE PURCHASE AGREEMENT

This PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made on the 16th day of April 2007 by and among Harper Capital Inc., a BVI Business company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”), the purchasers listed on Schedule 1 attached to this Agreement (each a “Purchaser” and together the “Purchasers”),  the persons listed on Schedule 2 attached to this Agreement (each a “Founder” and together the “Founders”), Shanghai Huaqianshu Information Technology Co., Ltd., a PRC limited liability company (the “Domestic Company”) and Souyuan (Shanghai) Technology Co., Ltd., a wholly-foreign owned enterprise organized and validly existing in the PRC (“WFOE”).  Each of the Company, the Purchasers, the Founders, the Domestic Company and the WFOE shall be referred to individually as a “Party” and collectively as the “Parties”.  Capitalized terms used herein shall have the meaning set forth in Schedule 3 attached hereto.

RECITALS

WHEREAS, immediately prior to the Initial Closing (as defined herein), (i) the Founders own beneficially and of record one hundred percent (100%) of the equity interest of the Domestic Company; (ii) the Founders own beneficially of record one hundred percent (100%) of the outstanding shares of the Company; (iii) the Company will own one hundred percent (100%) of the equity interest of the New WFOE; (iv) the company will own beneficially and of record one hundred percent (100%) of the equity interest of Flower Tree Limited, a BVI Business company duly incorporated and validly existing under the laws of the British Virgin Islands (“Flower Tree”); and (v) Flower Tree will own beneficially and of record one hundred percent (100%) of the equity interest of the WFOE.

WHEREAS, the Company is a limited liability company and is (i) at the date of this Agreement authorized to issue 50,000,000 ordinary shares, par value [US$0.001] (each an “Ordinary Share”), of which 27,272,727 Ordinary Shares have been issued and are fully paid-up, and (ii) at the Closing, authorized to issue 50,000,000 Ordinary Shares, of which 27,272,727 Ordinary Shares have been issued and are fully paid up, and 9,566,667  Series A preferred shares (each a “Series A Preferred Share”), none of which have been issued, as set forth in the Capitalization Table attached as Schedule 4 hereto.

WHEREAS, the Parties desire that: (i) through certain contractual arrangements to be entered into among the Founders, the Domestic Company and the New WFOE, substantially all of the Domestic Company’s business operations are to be controlled by the New WFOE and substantially all of the income generated by the Domestic Company is to be transferred to the New WFOE.

WHEREAS, the Purchasers wish to purchase from the Company the Preferred Shares (as defined in Section 1.1(b) hereto) to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.                                       PURCHASE AND SALE OF PREFERRED SHARES.

1.1                                 Sale and Issuance of Preferred Shares.

(a)                                  The Company shall adopt and file with the Registrar of Corporate Affairs of the British Virgin Islands on or before the Initial Closing (as defined below) the Amended and Restated Memorandum and Articles of Association in the form of Exhibit B attached to this Agreement (the “Restated Articles”).

(b)                                 Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of Series A Preferred Shares set forth opposite each Purchaser’s name on Schedule 1, at a purchase price of US$1.045 per share for an aggregate purchase price of US$10,000,000 (the “Purchase Price”).  The Series A Preferred Shares issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreements as the “Preferred Shares”.

1.2                                 Closing; Delivery.

(a)                                  The purchase and sale of the Preferred Shares shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Purchasers mutually agree upon, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 2 or Section 3, as applicable (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (which time and place are designated as the “Closing”).

(b)                                 At the Closing, the Company shall (i) deliver to the Purchasers one or more certificates representing the Preferred Shares being purchased by the Purchasers hereunder at the Closing as set forth on Schedule 1, and (ii) cause the Company’s share register to be updated to reflect the Preferred Shares purchased by the Purchasers.

(c)                                  At the Closing, the Purchasers shall deposit the Purchase Price as indicated on Schedule 1 by wire transfer of immediately available U.S. dollar funds into the Closing Account.  Notwithstanding the foregoing, the Majority Preferred Shareholder may deduct against its share of the Purchase Price the fees and expenses allowable under Section 8.9.

1.3                                 Closing Account.

Payment of the Purchase Price by the Purchasers to the Company shall be made by remittance of immediately available fund to the a bank account of the Company acceptable to the Purchasers (the “Closing Account”). All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company.

1.4                                 Use of Proceeds.

In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders’ Agreement, the Company will use the proceeds from the sale of the Preferred Shares for general working capital and other general corporate purposes for the Domestic Company and the New WFOE.

1.5                                 Termination of Agreement.

This Agreement may be terminated before the Closing as follows:

(a)                                  at the election of the Company, the Founders or the Purchasers on or after that date which is one hundred twenty (120) days after the Execution Date (the “Termination Date”), if the Initial Closing shall not have occurred on or before such date, provided that: (i) the terminating party is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 1.5 shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date;

(b)                                 by mutual written consent of Company, the Domestic Company, the WFOE, the Founders, and the Purchasers as evidenced in writing signed by each of the Company, the Founders and the Purchasers;

(c)                                  by the Purchasers in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Company, the WFOE the Founders, or the Domestic Company; or

(d)                                 by the Company, the Founders, the WFOE or the Domestic Company in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Purchasers.

In the event of termination by the Company, the Domestic Company, the Founders and/or the Purchasers pursuant to Section 1.5 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Preferred Shares hereunder shall be abandoned, without further action by the Company, the Founders or the Purchasers.

1.6                                 Effect of Termination.

In the event that this Agreement is validly terminated pursuant to Section 1.5, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company or the Purchasers; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement.  The provisions of this Section 1.6, Section 8.2, Section 8.9, and Section 8.15, hereof shall survive any termination of this Agreement.

2.                                       CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS AT CLOSING.

The obligations of the Purchasers to purchase the Preferred Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchasers:

2.1                                 Completion of Due Diligence.

The Purchasers shall have satisfactorily completed their business, legal and financial due diligence review, including but not limited to the review of the Company’s customer database and the receipt by the Purchasers of the Financial Statements with respect to each Group Company hereof at the Company’s expense.

2.2                                 Material Adverse Effect.

Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company, the WFOE, the New WFOE or any Group Company.

2.3                                 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or their legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.  Such documents may include good standing certificates. The Group Companies shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Group Companies on or before the Closing.

2.4                                 Documentation for the Restructuring.

The Company, the Founders, the Domestic Company and the New WFOE (as defined in Section 6.7) shall have completed the key documentation for in connection with the transactions contemplated under the Plan of Restructuring substantially in the form and substance as attached hereto as Exhibit A, as may be amended from time to time as required by the Purchasers or as may be approved by the Purchasers, such Plan of

Restructuring shall have been completed, and each of the Control Documents attached to Exhibit A shall have been executed and delivered as of the Closing.

2.5                                 Authorizations.

The Company, the Founders, the WFOE, the New WFOE, Flower Tree and the Domestic Company shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority, if any,  necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents required in connection with the lawful issuance of the Preferred Shares and the transactions contemplated by the Plan of Restructuring and the Control Agreements, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable.

2.6                                 Representations and Warranties.

The representations and warranties of the Company, the Domestic Company, the WFOE, the New WFOE and the Founders contained in Schedule 5 shall be true, complete and correct in all material respects as of the Closing, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

2.7                                 Compliance Certificates.

The Purchasers shall have received (a) a certificate executed and delivered by the chief executive officer of the Company in the form attached hereto as Exhibit G-1, and (b) a certificate executed and delivered by each of the Founders in the form attached as Exhibit G-2.

2.8                                 Restated Articles.

The Restated Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the forms attached hereto as Exhibit C, and such amendment shall have been duly filed with the Registrar of Corporate Affairs of the British Virgin Islands.

2.9                                 Shareholders’ Agreement.

The Company, the Domestic Company and the New WFOE shall have executed and delivered the Shareholders’ Agreement in the form attached hereto as Exhibit D.

2.10                           Opinion of PRC Counsel.

The Purchasers shall have received from PRC legal counsel of the Company a legal opinion, dated as of the Closing, in a form and substance substantially in the form attached as Exhibit E to this Agreement.

2.11                           Opinion of Offshore Counsel.

The Purchasers shall have received from British Virgin Islands legal counsel of the Company a legal opinion, dated as of the Closing, in a form and substance substantially in the form attached as Exhibit F to this Agreement.

2.12                           Board of Directors.

As of the Closing, the authorized size of the Board of each of the Company and the Domestic Company shall be three (3), and the Board shall be comprised of the following members: JP Gan (the “Preferred Director”), Haiyan Gong and Yongqiang Qian, and Yongqiang Qian shall be the chairman of the Board.

2.13                           Financial Statements.

The Company shall delivered to the Purchasers on or before the Closing the Company’s 2006 Financial Statements, which shall be acceptable to the Majority Preferred Holder in its discretion.

2.14                           Investment Committee Approval.

Each Purchaser’s investment committee shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

2.15                           Letters of Commitment and Non-competition.

Each of the Founders, the Key Employees of the Company and each member of the Group Company, as well as the Chairman of the Company shall have entered into a Letter of Commitment and Non-Compete in the form and substance attached hereto as Exhibit F.

2.16                           Employment Agreements.

Ms. Haiyan Gong shall have entered into an employment agreement (the “Employment Agreement”) with the New WFOE in form and substance satisfactory and acceptable to the Majority Preferred Holder.

2.17                           Employee Stock Option Plan.

Immediately prior to the Closing, the Board of the Company shall amend the employee stock option plan to allow for the issuance of up to an aggregate of 2,960,606 Ordinary Shares to selected members of the Company’s management team (“ESOP”); provided, however: (i) that the terms of the ESOP shall be consistent with the terms of the Restated Articles and shall be acceptable to the Purchasers, and (ii) other than options to purchase up to a maximum of 1,427,000 Ordinary Shares granted to certain employees of the Group Companies, including the 295,000 option grants listed in Section 2.4 of the Disclosure Schedule to the Purchase Agreement, such grants may not contain a minimum exercise price per share that is less than the price per share paid by the Purchasers pursuant to this Agreement.

2.18                           Indemnification Agreement.

The Company shall have executed and delivered a Director Indemnification Agreement with respect to the each of the members of the Board in a form acceptable to the Majority Preferred Holder.

2.19                           Settlement of Outstanding Related Party Transactions.

Each Group Company and the Founders shall have caused, to the reasonable satisfaction of the Purchasers, all Related Party Transactions, to be settled and discharged in full, other than the Loan Agreement and Latest Shareholder Loans referenced on Section 23 of the Disclosure Schedule.

2.20                           Completion of SAFE 75 Registration.

Each Existing Shareholder shall have complied with the registration requirements under Circular 75 issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 (“Circular 75”), or any successor rule or regulation under PRC law, in relation to the transactions contemplated under this Agreement and the Plan of Restructuring.

2.21                           License of Trademarks.

Gong Haiyan and the Domestic Company shall have executed and delivered a Trademark License Agreement in the form provided to the Investors whereby Gong Haiyan licenses the rights to the registered trademark (“世纪佳缘”) (the “Transferred Trademark”) during the period prior to the date on which the Transferred Trademark has been assigned and transferred in accordance with PRC law pursuant to Section 6.9.

2.22                           Assignment of Domain Names.

(a)                                  Gong Haiyan shall have entered into a domain name transfer agreement in a form acceptable to the Investors whereby Gong Haiyan agrees to assign and transfer one hundred percent (100%) of his interest in the domain name (www.love21cn.com) to the Domestic Company.

(b)                                 Yu Fuping shall have entered into a domain name transfer agreement in a form acceptable to the Investors whereby Yu Fuping agrees to assign and transfer one hundred percent (100%) of his interest in the domain names (www.jiayuan.com) and (www.jiayuan.net) to the Domestic Company.

3.                                       CONDITIONS OF THE OBLIGATIONS OF THE COMPANY, THE DOMESTIC COMPANY, THE WFOE, THE NEW WFOE, FLOWER TREE AND THE FOUNDERS AT CLOSING.

The obligations of the Company, the Domestic Company, the WFOE, the New WFOE, Flower Tree and the Founders to sell Preferred Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by writing:

3.1                                 Representations and Warranties.

The representations and warranties of each Purchaser contained in Schedule 7 shall be true, complete and correct in all material respects as of the Closing.

3.2                                 Performance.

The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

3.3                                 Qualifications.

All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Preferred Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE FOUNDERS, THE WFOE, FLOWER TREE, THE NEW WFOE AND THE DOMESTIC COMPANY.

The Company, the Founders, the WFOE, the New WFOE, Flower Tree and the Domestic Company (each individually a “Warrantor” and collectively, the “Warrantors”), jointly and severally, represent and warrant to the Purchasers that the statements contained in Schedule 5 attached hereto are true, correct and complete with respect to each member of the Group Company (other than the New WFOE) on and as of the Execution Date, and/or with respect to each member of the Group Company (including the New WFOE) on and as of the Closing (with the same effect as if made on and as of the date of the Closing Date), except as set forth on the Disclosure Schedule attached hereto as Schedule 5 (the

“Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Schedule 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Schedule 5 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5.                                       REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each Purchaser, severally and not jointly, represents and warrants to the Company, the Domestic Company, the WFOE, the New WFOE, Flower Tree and the Founders that the statements contained in Schedule 7 attached hereto are true, correct and complete with respect to such Purchaser as of the Closing (with the same effect as if made on and as of the date of the Closing).

6.                                       UNDERTAKINGS.

6.1                                 Exclusivity.

From the Execution Date until the Termination Date (the “Exclusivity Period”), the Company, the Founders, the WFOE, the New WFOE, Flower Tree, and the Domestic Company agree not to (i) discuss the sale of any Ordinary Shares or Convertible Securities of the Company with any third party, or (ii) to provide any information with respect to the Company to a third party in connection with a potential investment by such third party in the Ordinary Shares or Convertible Securities of the Company, or (iii) to close any equity financing transaction of the Ordinary Shares or Convertible Securities of the Company with any third party. This Section 6.1 shall terminate and be of no further force and effect immediately following the Closing.

6.2                                 Conversion of Company.

Within twelve (12) months of the Closing, the Company shall convert its current status as a British Virgin Islands company to either a Cayman Islands company or a Mauritian company, and shall provide to the Purchasers all relevant documentation related to such restructuring.

6.3                                 Retention of Recruiting Firm.

Within twelve (12) months of the Closing, the Company shall retain a professional recruiting firm, whose employment is subject to the approval of the Majority Preferred Holder, for purposes of recruiting a chief operations officer, chief financial officer (vice-president of finance, or a financial controller, as the case may be), vice-president or director of marketing, chief technical officer or vice-president of technology, and vice-president or director of business development as the case may be.  For avoidance of doubt, notwithstanding the foregoing, the recruitment of each of these positions does not need to be fulfilled within twelve (12) months of the Closing.

6.4                                 Prohibition on Transfers to Competitors.

Each Purchaser agrees that it shall not sell any of its respective Preferred Shares or Ordinary Shares to any company, individual or other Person whose primary business is on-line dating, unless such sale is approved by the Board of Directors (including the affirmative vote of the Preferred Director).

6.5                                 Consolidation.

In the event that the Company or the Purchasers are advised by an internationally recognized accounting firm that the Company may not be able to consolidate the income statement, balance sheet, statement of cash flows, and financial position of the New WFOE and the Domestic Company in compliance with IFRS, the Company, the New WFOE, the Domestic Company, the Founders shall use their best efforts and take such actions as may be necessary in order to ensure that the Company can consolidate the income statement, balance sheet, statement of cash flows, and financial position of the New WFOE and the Domestic Company in compliance with the relevant standards of the International Financial Reporting Standards and the International Accounting Standards, including without limitation amendment of the Control Documents.

6.6                                 PFIC and Qualified Electing Fund Election.

(c)                                  The Company agrees to provide the Purchasers with notices given in accordance with Section 8.7 if it becomes aware that, in any past or future fiscal period, a member of the Group Companies is or will be a passive foreign investment company (“PFIC”) or a controlled foreign corporation (“CFC”) within the meaning of the United States Internal Revenue Code of 1986, as amended (the “Code”).  In connection with any Qualified Electing Fund election made by the Purchasers or their Affiliates pursuant to Section 1295 of the Code or a Protective Statement filed by the Purchasers or their Affiliates pursuant to United States Treasury Regulation Section 1.1295-3, as amended, the Company will provide all information as well as access to any other information as requested or deemed necessary or advisable by the Purchasers. If a determination is made by the Company, the Investors or any taxing authority that the Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company will also provide each Investor with a completed “PFIC Annual Information Statement” as required by the Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements. The Purchasers agree to bear the reasonable costs of any additional accounting services and other out-of-pocket costs of the Company’s compliance with the request of such Purchasers.

(d)                                 The Company will not take any action inconsistent with the treatment of the Company as corporation for the United States federal income tax purposes. Upon notification by the holders of a majority of the then outstanding Preferred Shares, the Company should elect to be classified as partnership or disregarded entity for United States federal income tax purposes (the “Partnership Election”), the

Company shall make, or shall cause to be made, the Partnership Election by filing, or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit the Partnership Election to be terminated or revoked without the written consent of the Purchasers. For purposes of the foregoing as well as the covenants contained in this Section 6.6, the term “Company” shall mean the Company and the Group Companies.

(e)                                  The Company shall provide each Purchaser with information relating to the transfer of any equity interests of the Company and the issuance or redemption by the Company of any equity interests. No later than two (2) months following the end of the Company’s taxable year, the Company shall provide the following information to the Purchasers: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC, if any. The Company shall: (x) furnish to each Purchaser upon its reasonable request, on a timely basis, all information necessary to satisfy the United States income tax return filing requirements of the Investor (and each “United States shareholder” of the Company as defined by Section 951(b) of the Code that owns a direct or indirect interest in the Purchaser (a “U.S. Shareholder”)) arising from its investment in the Company and relating to the Company’s classification as a CFC; and (y) use commercially reasonable efforts to avoid generating for any taxable year in which the Company is a CFC, amounts includible in the income of each Purchaser or U.S. Shareholder pursuant to Section 951 of the Code. If the Company ceases to be a CFC at any time, the Company will provide prompt written notice to each Purchaser if at any time thereafter the Company becomes aware that it has become a CFC. Upon written request of a United States shareholder from time to time, subject to obtaining the consent of its shareholders to release such information, the Company will promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such United States shareholder to determine whether the Company is a CFC.

6.7                                 Formation of New WFOE.

The Company shall form a new wholly-foreign owned enterprise organized under PRC law (the “New WFOE”). Immediately after the New WFOE is organized and before the Closing, the New WFOE shall each execute a Deed of Accession in a form approved by the Purchasers to become a party to this Agreement and to assume the responsibilities, obligations and rights of the New WFOE as provided hereunder, and shall thereafter be deemed a member of the Group Companies (as such term is defined in Schedule 3) for all purposes under this Agreement.

6.8                                 Compliance with SAFE 75; Restructuring.

(a)                                  Promptly following the Closing, but in no event later than ninety (90) days after the Closing, the Company and each of Fame Gain Limited, Peak Idea

International Limited and Podium International Group Limited shall have delivered documentation to Qi Ming evidencing that each of Fame Gain Limited, Peak Idea International Limited and Podium International Group Limited and their respective shareholders have complied with the registration requirements under Circular 75 issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 (“Circular 75”), or any successor rule or regulation under PRC law, in relation to their acquisition of shares of the Company.

(b)                                 In the event that the Company and Fame Gain Limited, Peak Idea International Limited and Podium International Group Limited are unable to deliver documentation to Qi Ming evidencing that each of Fame Gain Limited, Peak Idea International Limited and Podium International Group Limited have complied with the registration requirements of Circular 75 prior to the date that is ninety (90) days after the Closing, then Fame Gain Limited, Peak Idea International Limited, Podium International Group Limited, the Founders, the Domestic Company, the WFOE and the Company shall, upon the receipt a written request from Qi Ming, use their best efforts to restructure the existing ownership and contractual relationships among the Company, Fame Gain Limited, Peak Idea International Limited, Podium International Group Limited, Founders and the Domestic Company to ensure the Company’s capacity to receive dividends and other distributions of funds from the onshore Group Companies in compliance with all applicable PRC laws and regulations.

6.9                                 Assignment of Trademarks.

Following the Closing and in any event prior to the date that is eight (8) months following the Closing, Gong Haiyan and the Domestic Company shall have assigned and transferred to the Domestic Company one hundred percent (100%) of his interest in the Transferred Trademark.

6.10                           Assignment of Domain Names.

(a)                                  Prior to the date that is three (3) months following the Closing, Gong Haiyan shall have assigned and transferred one hundred percent (100%) of his interest in the domain name (www.love2lcn.com) to the Domestic Company in compliance with PRC law and provided satisfactory evidence of the foregoing to the Purchasers.

(b)                                 Prior to the date that is three (3) months following the Closing, Yu Fuping shall have assigned and transferred one hundred percent (100%) of his interest in the domain names (www.jiayuan.com) and (www.jiayuan.net) to the Domestic Company in compliance with PRC law and provided satisfactory evidence of the foregoing to the Purchasers.

6.11                           Termination of Covenants.

The covenants set forth in this Section 6 (other than Section 6.1, Section 6.6 and Section 6.8) shall terminate and be of no further force or effect upon (a) the consummation of Qualified IPO, or (b) upon the consummation of a Liquidation Event, as such term is defined in the Company’s Articles, whichever event shall first occur.

7.                                       INDEMNITY.

7.1                                 The Founders, the WFOE, the New WFOE, Flower Tree and the Domestic Company (each, an “Indemnitor”) shall, jointly and severally, indemnify the Purchasers for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages), incurred by Purchasers as a result of any breach or violation of any representation or warranty made by the Company, the Domestic Company, the WFOE, the New WFOE, Flower Tree or the Founders, or any breach by the Company, the Domestic Company, the WFOE, the New WFOE, Flower Tree or the Founders of any covenant or agreement contained herein or in any of the other Transaction Documents (an “Indemnifiable Loss”).  If a Purchaser believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Company, the Domestic Company, the WFOE, the New WFOE, Flower Tree, the Founders, and the other Purchasers stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted.  No such claim shall be settled or resolved without the consent of the Indemnitee.  If there is a dispute regarding the obligation of the Indemnitors to compensate the Purchasers with respect to such Indemnifiable Loss, such dispute shall be submitted to arbitration pursuant to Section 8.15 within forty-five (45) days of delivery of the written notice of the claim provided by the Purchasers pursuant to this Section 7.1.

7.2                                 Any of the Founders’ indemnity obligations that are determined to arise hereunder may be satisfied by payment to the Purchasers in immediately available funds of the total amount of such Indemnifiable Loss, and such payment shall be delivered to the Purchasers within sixty (60) days of delivery of the written notice of the claim provided by the Purchasers pursuant to Section 7.1 or, if there is a dispute with respect to such Indemnifiable Loss, within sixty (60) days of the determination of the award by the arbitration panel pursuant to Section 8.15.  In the event that the Founders are unable or unwilling to pay the entire Indemnifiable Loss within the foregoing period(s), the remaining amount of Indemnifiable Loss outstanding shall be satisfied by the transfer of that number of Ordinary Shares or Preferred Shares held (either directly or indirectly) or acquired after the date hereof by the Founders to the Purchasers on a pro-rata basis that equals the value of the remaining Indemnifiable Loss outstanding with each such share valued at the greater of (i) the price paid for each Preferred Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (ii) the fair market value of such Ordinary Shares or Preferred Shares (determined pursuant to Section 8.15 if the parties to such dispute cannot agree).

7.3                                 Notwithstanding the foregoing, the Indemnitors shall, jointly and severally, indemnify and keep indemnified the Purchasers at all times and hold them harmless against any claim for tax which has been made or may hereafter be made against any Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which the Domestic Company and any Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax, any legal proceedings in which the Domestic Company claims in respect of the claim for tax and in which an arbitration award or judgment is given for the Domestic Company or Group Company and the enforcement of any such arbitration award or judgment whether or not such tax is chargeable against or attributable to any other person, provided, however, that the Domestic Company and the Founders shall be under no liability in respect of taxation:

(c)                                  to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company, or to the extent that such liability for tax has been discharged by the Domestic Company;

(d)                                 if it has arisen in and relates to the ordinary course of business of the Domestic Company since the Statement Date;

(e)                                  to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Report being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect; and

(f)                                    to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

The statute of limitation for any indemnity obligation relating to claims for tax matters arising under this Section 7.3 shall be the applicable statue of limitations for tax claims.  Any of the Founders’ indemnity obligations that are determined to arise under this Section 7.3 may be satisfied by payment to the Purchasers in immediately available funds of the total amount of such Indemnifiable Loss, and such payment shall be delivered to the Purchasers within sixty (60) days of delivery of the written notice of the claim provided by the Purchasers pursuant to Section 7.1 or, if there is a dispute with respect to such Indemnifiable Loss, within sixty (60) days of the determination of the award by the arbitration panel pursuant to Section 8.15.  In the event that the Founders are unable or unwilling to pay the entire Indemifiable Loss within such period(s) the remaining amount of Idemnifiable Loss outstanding shall be satisfied by the transfer of that number of Ordinary Shares or Preferred Shares held (either directly or indirectly) or acquired after the date hereof by the Founders to the Purchasers on a pro-rata basis that equals the value of the remaining Indemnifiable Loss outstanding, with each such share valued at the greater of (i) the price paid for each Preferred Share hereunder (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) and (ii)

the fair market value of such Ordinary Shares and Preferred Shares (determined pursuant to Section 8.15 if the parties to such dispute cannot agree).

7.4                                 In the event that the Purchasers suffer an Indemnifiable Loss as provided in Section 7.1 or 7.2 and the Indemnitors are either unwilling or unable to fulfill their obligations under Section 7.1 or 7.3  to indemnify the Purchasers for the full amount of such Indemnifiable Loss within ninety (90) days of receipt of written notice thereof from the Purchasers, then the Company shall indemnify the Purchasers for the full amount of such Indemnifiable Loss as though an Indemnitor. Any indemnification provided by the Company pursuant to this Section 7.4 shall not prejudice or otherwise affect the right of the Purchasers to seek indemnification from the Indemnitors under Section 7.3; provided, however, that to the extent the Purchasers are able to recover any Indemnifiable Loss from the Indemnitors, the Company shall not be obligated to indemnify the Purchasers with respect to such amount.

7.5                                 Notwithstanding any other provision contained herein, this Section 7 shall be the sole and exclusive remedy of the Purchasers for any claim against the Founders, or the Domestic Company of a breach of any representation, warranty or covenant, other than with respect to Indemnifiable Loss arising due to the fraud or willful misconduct of an Indemnitor.

8.                                       MISCELLANEOUS.

8.1                                 Survival of Warranties and Undertakings.

Unless otherwise set forth in this Agreement, the representations and warranties of the Domestic Company, the Founders, the Purchasers contained in or made pursuant to this Agreement and the undertakings of the Domestic Company, the Founders, the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers, or the Company.

8.2                                 Confidentiality.

(a)                                  Disclosure of Terms.  The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.

(b)                                 Permitted Disclosures.  Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective purchasers, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the

Purchasers, such approval not to be unreasonably withheld; and (ii) the Transaction Terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Purchasers, which such approval is not to be unreasonably withheld.  The Purchasers may disclose (i) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Purchaser or other third parties and (ii) the fact of the investment to the public, in each case as it deems appropriate in its sole discretion.  Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.

(c)                                  Legally Compelled Disclosure.  In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such party (the “Disclosing Party”) shall provide the other parties with prompt written notice of that fact and shall consult with the other parties regarding such disclosure.  At the request of another party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy.  In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(d)                                 Other Exceptions.  Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the parties shall not apply to: (i) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted party.

(e)                                  Press Releases, Etc.  An announcement regarding the Purchasers’ investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Purchasers or the Company, provided that, other than Purchase Price, none of the transaction terms are disclosed.

(f)                                    Other Information.  The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

(g)                                 Notices.  All notices required under this Section 8.2 shall be made pursuant to Section 8.7 of this Agreement.

8.3                                 Transfer; Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.4                                 Governing Law.

This Agreement shall be governed by and construed in accordance with the Law of the State of New York as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.5                                 Counterparts; Facsimile.

This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6                                 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7                                 Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature pages, Schedule 1, Schedule 2, as the case may be, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8                                 No Finder’s Fees.

Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.  Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible.  The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.9                                 Fees and Expenses.

The Company shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby, which shall include without limitation the payment by the Company of the fees and expenses of Company counsel in connection with the rendering of the opinion referred to in Section 2.10 (which fees and expenses shall not exceed US$15,000), and the payment by the Company of the fees and expenses of offshore counsel in connection with the rendering of the opinion referred to in Section 2.11.  The Company shall pay all reasonable costs and expenses incurred or to be incurred by the Majority Preferred Holder, up to a maximum aggregate amount of US$70,000.00, which shall include all reasonable costs and expenses in conducting due diligence investigations on the Group Companies and in preparing, negotiating and executing all documentation, including all reasonable fees and expenses of any outside legal counsel, as well as all costs and expenses related to the financial due diligence review of the Group Companies.  At the Majority Preferred Holder’s sole discretion, the fees and expenses may be deducted against its payment of Purchase Price at the Closing.  In the event the transaction is terminated pursuant to Section 1.5(c), the Company shall bear all legal costs and expenses incurred by or on behalf of the Majority Preferred Holder in the preparation of the Transaction Documents, its due diligence review of the Company, the commercial agreements(s) and all other documents relating to the transaction contemplated in this agreement.

8.10                           Attorney’s Fees.

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.11                           Amendments and Waivers.

Any term of this Agreement may be amended, terminated or waived only with the written consent of (i) the Company, (ii) the Majority of Preferred Holder, (iii) each of the Founders, (iv) the WFOE, (v) the New WFOE, (vi) Flower Tree, and (vii) the Domestic Company.  Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon the Company, the Founders, the Purchasers and each transferee of the

Preferred Shares (or the Ordinary Shares issuable upon conversion thereof) and each future holder of all such securities.

8.12                           Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.13                           Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.14                           Entire Agreement.

This Agreement (including the Schedules and Exhibits hereto), the Restated Articles and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.15                           Dispute Resolution.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim.  Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation.  If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)                                 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”).  There shall be three arbitrators.  The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in New York.  If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)                                  The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.15, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.15 shall prevail.

(d)                                 The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of the State of New York shall not apply any other substantive law.

(e)                                  Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f)                                    The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g)                                 Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.16                           No Commitment for Additional Financing.

The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Preferred Shares as set forth herein and subject to the conditions set forth herein.  In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.  Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.17                           Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.18                           No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.19                           No Presumption.

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Preferred Share Purchase Agreement as of the date first written above.

COMPANY:	HARPER CAPITAL INC.

	By:	/s/ Haiyan Gong
Name: Haiyan Gong
Capacity: Chairman
	Address:	P.O. Box 4301, Road Town, Tortola, British Virgin Islands
	Fax:	010-64422942

DOMESTIC COMPANY:	SHANGHAI HUAQIANSHU INFORMATION TECHNOLOGY CO., LTD.
(Company Seal) [Seal: Shanghai Huaqiangshu Information Technology Co., Ltd.]

	By:	/s/ Haiyan Gong
Name: Haiyan Gong
Capacity: Chairman
	Address:	Room 1305, 1690 Kong Jiang Road Yang Pu District, Shanghai
	Fax:	010-64422942

WFOE:	SOUYUAN (SHANGHAI) INFORMATION CO., LTD.
(Company Seal) [seal: Souyuan (Shanghai) Information Co., Ltd.]

	By:	/s/ Haiyan Gong
Name: Haiyan Gong
Capacity: Chairman
	Address:	Room 1701-8, 98 Songhu Road, Yang Pu District, Shanghai
	Fax:	010-64422942

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Preferred Share Purchase Agreement as of the date first written above.

FLOWER TREES LIMITED

By:	/s/ Haiyan Gong
Name: Haiyan Gong
Capacity: Chairman

Address:	P.O. Box 173, Kingsont Chambers, Road Town, Totola, British Virgin Islands

Fax:	010-64422942

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Preferred Share Purchase Agreement as of the date first written above.

FOUNDERS:	HAIYAN GONG

	By:	/s/ Haiyan Gong
Name: Haiyan Gong
PRC ID #:[*****************]*

YONGQIANG QIAN

	By:	/s/ Yongqiang Qian
Name: Yongqiang Qian
PRC ID #:[*****************]*

XU LIU

	By:	/s/ Xu Liu
Name: Xu Liu
PRC ID #:[*****************]*

JIN YANG

	By:	/s/ Jin Yang
Name: Jin Yang
PRC ID #:[*****************]*

*  This portion has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Preferred Share Purchase Agreement as of the date first written above.

PURCHASERS:
QI MING VENTURE PARTNERS, L.P., a Cayman Island exempted limited partnership

	By:	QI MING GP, L.P., a Cayman Island exempted limited partnership
	Its:	General Partner

		By:	QI MING CORPORATE GP, LTD., a Cayman Island corporation
		Its:	General Partner

			By:	/s/ Robert Headley
			Its:	Managing Director

QI MING MANAGING DIRECTORS FUND, L.P., a Cayman Island exempted limited partnership

	By:	QI MING CORPORATE GP, LTD., a Cayman Island corporation
	Its:	General Partner

		By:	/s/ Robert Headley
		Its:	Managing Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Preferred Share Purchase Agreement as of the date first written above.

PURCHASERS:

IGNITION VENTURE PARTNERS III, L.P., a Delaware limited partnership

By:	IGNITION GP III, LLC, a Delaware limited liability company

	By:	/s/ Robert Headley
	Its:	Managing Director

IGNITION MANAGING DIRECTORS FUND III, LLC, a Delaware limited liability company

By:	/s/ Robert Headley
Its:	Managing Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS Preferred Share Purchase Agreement as of the date first written above.

PURCHASERS:

FAME GAIN INVESTMENTS LIMITED

By:	/s/ Yongqiang Qian
Name: Yongqiang Qian
Title: Chairman

PEAK IDEA INTERNATIONAL LIMITED

By:	/s/ Xiaoping Xu
Name: Xiaoping Xu
Title: Chairman

PODIUM INTERNATIONAL GROUP LIMITED

By:	/s/ Aizhen Wei
Name: Aizhen Wei
Title: Chairman

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

SCHEDULE 4

CAPITALIZATION TABLE

	Shares	Class	Amount	PPS	% Before Series A	% Post Series A
Common
Haiyan Gong	14,050,000	Common			51.52%	35.302%
Yongqian Qian	9,952,727	Common			36.53%	25.032%
Xu Liu	750,000	Common			2.75%	1.884%
Jin Yang	2,510,000	Common			9.25%	6.307%
ESOP	2,960,606	Common			0%	7.439%
Total Common	30,233,333	Common			100.000%	75.963%

Series A
Qi Ming Venture Partners, L.P.	5,089,911	Series A	$5,320,464	$1.045		12.79%
Qi Ming Managing Directors Fund, L.P.	76,089	Series A	$79,536.00	$1.045		0.19%
Ignition Venture Partners III, L.P.	557,698	Series A	$582,960	$1.045		1.40%
Ignition Managing Directors Fund III, LLC	16,302	Series A	$17,040	$1.045		0.04%

Fame Gain Investments Limited	1,913,333	Series A	$2,000,000	$1.045		4.808%
Peak Idea International Limited	956,667	Series A	$1,000,000	$1.045		2.404%
Podium International Group Limited
Total Series A	9,566,667	Series A			0%	24.037%
Total	39,800,000					100.000%

SCHEDULE 1

SCHEDULE OF PURCHASERS

Purchaser	Number of Series A Preferred Shares	Consideration		% of Series A

Qi Ming Venture Partners, L.P. Address for Notices: 11400 SE Sixth Street, Suite 100, Bellevue, Washington 98004	5,089,911	US$	5,320,464

Qi Ming Managing Directors Fund, L.P. Address for Notices: 11400 SE Sixth Street, Suite 100, Bellevue, Washington 98004	76,089	US$	79,536

Ignition Venture Partners III, L.P. Address for Notices: 11400 SE Sixth Street, Suite 100, Bellevue, Washington 98004	557,698	US$	582,960

Ignition Managing Directors Fund III, L.P. Address for Notices: 11400 SE Sixth Street, Suite 100, Bellevue, Washington 98004	16,302	US$	17,040

FAME GAIN INVESTMENTS LTD. (Yongqian Qian) (Qiang Wang) Address for Notices: P.O. Box 173, Kingston Chambers. Road Town, Tortola, British Virgin Islands	1,913,333	US$	2,000,000

Peak Idea International Limited (Xiaoping Xu) Address for Notices: P.O. Box 957, Kingston Chambers Road Town, Tortola, British Virgin Islands	956,667	US$	1,000,000

Podium International Group Limited (Aizhen Wei) Address for Notices: P.O. Box 957, Kingston Chambers Road Town, Tortola,British Virgin Islands	956,667	US$	1,000,000

Total	9,566,667	US$	10,000,000	100%

SCHEDULE 2

SCHEDULE OF FOUNDERS — AT CLOSING

Founders Holding Company	Number of Ordinary Shares	% pre-Closing

HAIYAN GONG Address for Notices: P.O. Box 173 Kingston Chambers Road Town Tortola, British Virgin Islands	14,050,000	51.52%

YONGQIAN QIAN Address for Notices: P.O. Box 173 Kingston Chambers Road Town Tortola, British Virgin Islands	9,962,727	36.53%

XU LIU Address for Notices: P.O. Box 173 Kingston Chambers Road Town Tortola, British Virgin Islands	750,000	2.75%

JIN YANG Address for Notices: P.O. Box 173 Kingston Chambers Road Town Tortola, British Virgin Islands	2,510,000	9.20%

Total	27,272,727	100%

SCHEDULE 3

DEFINITIONS

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

“Agreement” has the meaning ascribed to it in Preamble to this Agreement.

“Board of Directors” means the Company’s Board of Directors.

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong are authorized or required to be closed for the conduct of regular banking business.

“Business Plan” has the meaning set forth in Section 26 of Schedule 5.

“Chairman” means Yongqiang Qian.

“Circular 75” has the meaning ascribed to it in Section 3.1.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Account” has the meaning ascribed to it in Section 1.3.

“Company” has the meaning ascribed to it in the Preamble to this Agreement.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Company Law” means the British Virgin Islands Business Companies Act (2004 Revision), as amended.

“Confidential Information Agreements” has the meaning ascribed to it in Section 19 of Schedule 5.

“Contract” means a legally binding contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents” means the following set of contracts referenced in the Plan of Restructuring: Exclusive Business Cooperation and Service Agreement, Share Pledge Agreement, Exclusive Option Agreement, Business Operation Agreement, and Power of Attorney.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities” means, with respect to any specified Person, Securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“Directors” means the members of the Board of Directors.

“Disclosing Party” has the meaning ascribed to it in Section 8.2(c).

“Disclosure Schedule” has the meaning ascribed to it in the Preamble of Schedule 6 hereof.

“Domestic Company” means Shanghai Huaqianshu Information Technology Co., Ltd., a company organized and existing under the Laws of the PRC.

“Employee Benefit Plans” has the meaning ascribed to it in Section 16.7 of Schedule 5.

“Employment Agreement” has the meaning ascribed to it in Section 2.16.

“ESOP” has the meaning ascribed to it in Section 2.17.

“Establishment Documents” has the meaning ascribed to it in the Section 20.3 of Schedule 5.

“Execution Date” shall mean the date of this Agreement.

“Financial Statements” has the meaning ascribed to it in Section 14 of Schedule 5.

“Flower Tree” has the meaning ascribed to it in the Recitals.

“Founders” shall mean each of the Persons listed on Schedule 2.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Group Companies” means the Company, the WFOE, the New WFOE, Flower Tree, the Domestic Company and any other direct or indirect Subsidiary of a Group Company collectively, and “Group Company” means any one of them.

“GC Product or Service” has the meaning ascribed to it in Section 8.7 of Schedule 5.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“HKIAC” has the meaning ascribed to it in Section 8.15(b).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indemnifiable Loss” has the meaning set forth in Section 7.1.

“Indemnitor” has the meaning set forth in Section 7.1.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.

“Key Employee” means each of the Group Company’s Chief Executive Officer (or the General Manager in the absence of such a position), Chief Financial Officer, Deputy General Manager, Financial Controller and Secretary (or Board Secretary in the case of the Onshore Companies).

“Knowledge” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge after reasonable investigation of the following officers: Haiyan Gong, Yongqian Qian and Xu Liu.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Majority Preferred Holder” means Qi Ming Venture Partners, L.P. and its Affiliates, voting together as a single party.

“Material” or “Materially” has the meaning ascribed to it in Section 23 of Schedule 5.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group Companies, taken as a whole.

“Material Agreements” has the meaning ascribed to such term in Section 10.1 of Schedule 5.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Shares” has the meaning ascribed to in the Recitals to this Agreement, being an ordinary share of par value US$0.01 in the capital of the Company.

“Party” has the meaning set forth in the Preamble hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Plan of Restructuring” means the Plan of Restructuring attached hereto as Exhibit A.

“PRC” means the Peoples’ Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” has the meaning ascribed to it in Section 1.1(b).

“Preferred Director” has the meaning ascribed to it in Section 2.12.

“Projections” has the meaning ascribed to such term in Section 25 of Schedule 5.

“Public Software” has the meaning ascribed to it in Section 8.7 of Schedule 5.

“Purchasers” has the meaning ascribed to such term in Preamble hereof.

“Purchaser Warrantor” has the meaning ascribed to it in the Preamble of Schedule 8.

“Qi Ming” means, collectively, Qi Ming Venture Partners, L.P., Qi Ming Managing Directors Fund, L.P., Ignition Venture Partners III, L.P. and Ignition Managing Directors Fund III, LLC, and their respective permitted assigns.

“Qualified IPO” means an underwritten public offering and listing by the Company of its Ordinary Shares on the NASDAQ National Market System in the United States or any other exchange in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the holders of a majority of the then outstanding Preferred Shares and to the Company, in any case in which the price per share equals or exceeds four (4) times the Series A Original Issue Price (as adjusted for stock splits, stock dividends, recapitalizations or combinations of shares) and with aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company of not less than US$50 million (or any cash proceeds of other currency of equivalent value).

“Related Party” has the meaning ascribed to such term in Section 23 of Schedule 5.

“Representative” has the meaning ascribed to such term in Section 1.3.

“Related Party Transaction” means any transaction between any Group Company on the one hand, and any Founder, or any Affiliate of any Founder on the other hand, other than transactions arising in the ordinary course of an employer/employee relationship.

“Reserve” or “Reservation” has the meaning ascribed to such term in Section 4 of Schedule 5.

“Restated Articles” has the meaning ascribed to such term in Section 1.1(a).

“Restricted Securities” has the meaning ascribed to such term in Section 5 of Schedule 7.

“RMB” means the Renminbi, the lawful currency of the PRC.

“SEC” has the meaning ascribed to such term in Section 5 of Schedule 7.

“Securities Act” means the United States Securities Act of 1933, as amended, and the

rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other   than the United States).

“Series A Original Issue Price” means US$1.045 for each Series A Preferred Share.

“Series A Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

“Shareholders’ Agreement” means the agreement proposed to be entered into among the Company, the Founders, and the Purchasers, in the form of Exhibit C attached to this Agreement.

“Statement Date” has the meaning ascribed to it in Section 14 of Schedule 5.

“Subsidiary” shall have the meaning ascribed to it in the Company Law, and “Subsidiaries” shall be construed accordingly.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Control Documents, and any other agreements, instruments or documents entered into in connection with this Agreement.

“Termination Date” has the meaning ascribed to such term in Section 1.5.

“Transaction Terms” has the meaning ascribed to such term in Section 8.2(a).

“Transferred Trademark” has the meaning set forth in Section 2.22.

“US$” means the United States dollar, the lawful currency of the United States of America.

“WFOE” means Souyuan (Shanghai) Technology Co., Ltd., a wholly foreign-owned enterprise established and existing under the laws of the PRC.

SCHEDULE 5

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY, THE WFOE, THE NEW WFOE, FLOWER TREE, THE FOUNDERS,
AND THE DOMESTIC COMPANY

The Company, the Founders, the WFOE, the New WFOE, Flower Tree and the Domestic Company (each individually a “Warrantor” and collectively, the “Warrantors”), jointly and severally,

represent and warrant to the Purchasers that the statements contained in this Schedule 5 are true, correct and complete with respect to each member of the Group Company (other than the New WFOE) on and as of the Execution Date and/or with respect to each member of the Group Company (including the New WFOE) on and as of the Closing (with the same effect as if made on and as of the date of the Closing Date), except as set forth on the Disclosure Schedule attached hereto as Schedule 6 (the “Disclosure Schedule”), which exceptions shall be deemed to be representations and warranties as if made hereunder. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Schedule 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Schedule 5 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

1.                                       Organization, Good Standing, Corporate Power and Qualification.

Each Group Company is a corporation duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.                                       Capitalization of the Company.

The authorized capital of the Company consists, immediately prior to the Closing, of:

2.1                                 50,000,000 Ordinary Shares, of which 27,272,727 shares are issued and outstanding, immediately prior to the Closing.  All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. The Company holds no treasury shares.

2.2                                 9,566,667 Preferred Shares, of which of which 9,566,667 have been designated as Series A Preferred Shares, none of which are issued and outstanding immediately prior to the Closing.  The rights, privileges and preferences of the Preferred Shares are as stated in the Restated Articles and as provided by the Company Law.

2.3                                 The Company has reserved as of the Closing, 2,960,606 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its ESOP, out of which 1,427,273 have been granted or issued.  The Company has furnished to the Purchasers complete and accurate copies of the ESOP and forms of agreements used thereunder.

2.4                                 Schedule 2.4 of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares, vesting schedule and repurchase price; (ii) issued and granted stock options; (iii) stock options not yet issued but reserved for issuance, including vesting schedule and exercise price; (iv) each series of Preferred Shares; and (v) warrants or stock purchase rights, if any.  Except for (A) the conversion privileges of the Preferred Shares to be issued under this Agreement, (B) the rights provided in the Shareholders’ Agreement, and (C) the securities and rights described in Section 2.3 of this Schedule 5, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Share or Preferred Share.

2.5                                 As of the Execution Date, Flower Tree is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the WFOE, and as of the Closing Date, the Company will be the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of Flower Tree.

2.6                                 The Founders are the sole legal and beneficial owners of the Ordinary Shares of the Company.

2.7                                 As of the Closing Date, the Company will be the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the New WFOE.

2.8                                 Section 2.8 of the Disclosure Schedule sets forth the capitalization and equity holders of the Domestic Company, including all issued, and outstanding equity capital of the Domestic Company.  There are no outstanding options, warrants, rights (including conversion or, preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of the Domestic Company.

3.                                       Subsidiaries.

As of the date of this Agreement, save as set forth in Section 3 of the Disclosure Schedule, the Company and each Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity.  Neither the Company nor any Group Company is a participant in any joint venture, partnership or similar arrangement.

4.                                       Authorization.

All corporate action required to be taken by each Group Company’s Board of Directors and shareholders in order to authorize each respective Group Company to enter into the Transaction Documents, and to issue the Preferred Shares at the Closing, and the Ordinary Shares issuable upon conversion of the Preferred Shares, has been taken or will be taken prior to the Closing.  All action on the part of the officers of each Group Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Group

Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Preferred Shares has been taken or will be taken prior to the Closing, as the case may be. All action on the part of the officers of each Group Company necessary for the performance of all obligations of such Group Company under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing.  The Transaction Documents, when executed and delivered by each Group Company, shall constitute valid and legally binding obligations of each Group Company, enforceable against each Group Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders’ Agreement and the Indemnification Agreement (as defined in the Shareholders Agreement) may be limited by applicable securities laws. The issuance of any Preferred Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.  For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Restated Articles or otherwise.

5.                                       Valid Issuance of Shares.

5.1                                 The Preferred Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the this agreement, the Shareholders’ Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchasers.  Subject in part to the accuracy of the representations of the Purchasers in Schedule 7 of this Agreement, the Preferred Shares will be issued in compliance with all applicable securities laws.  The Ordinary Shares issuable upon conversion of the Preferred Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by a Purchaser.  The Ordinary Shares issuable upon conversion of the Preferred Shares will be issued in compliance with all applicable securities laws.

5.2                                 All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

6.                                       Governmental Consents and Filings.

No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, Shareholder’s Agreement or the offer, sale, issuance or reservation for issuance of the Preferred Shares and the Ordinary Shares.

7.                                       Litigation.

Save as set out in the Section 7 of Disclosure Schedule,  there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Warrantors’ knowledge, currently threatened (i) against any Group Company or any officer, director or Key Employee of any Group Company that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) to the Warrantor’s knowledge, that questions the validity of the Transaction Documents or the right of any Group Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents.  None of the Founders, the Group Companies, or its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. No Governmental Authority has at any time challenged or questioned the legal right of any member of the Company Group to conduct its business as presently being conducted.

8.                                       Intellectual Property.

8.1                                 Each Group Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ knowledge, all patents and patent rights, as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 8.1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.

8.2                                 No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity.  Except as set forth in Section 8.2.1 of the Disclosure Schedule, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business.  To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company.  Each Key Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now conducted.  Section 8.2.2 of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names of each Group Company.

8.3                                 Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

8.4                                 No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company.

8.5                                 None of the Key Employees of any Group Company or the Founders is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company Group, or that would conflict with the business of any Group Company as presently conducted.  To the knowledge of the Warrantors, it will not be necessary to utilize in the course of the any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the date hereof.

8.6                                 Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

8.7                                 No Public Software (as defined below) forms part of the any product or service provided by any the Group Company (“GC Product or Service”) and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 8.7, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software , including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

9.                                       Compliance with Other Instruments.

None of the Group Companies are in violation or default (i) of any provisions of its Memorandum of Association (if any), Articles of Association or any other applicable constitutional document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or of any provision of statute, rule or regulation applicable to such Group Company, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.                                 Agreements; Actions.

10.1                           Save for the agreements set out in Section 10.1 of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of US$100,000 per annum or in excess of US$200,000 in the aggregate, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from any Group Company, other than from or to another Group Company or from a Founder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by any Group Company with respect to infringements of proprietary rights. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the knowledge of the Warrantors, by all the other parties thereto. There are to the knowledge of the Warrantors, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

10.2                           Save as set out in  Section 10.2 of the Disclosure Schedule, the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$100,000 or in excess of US$200,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of Sections 10.1 and 10.2 of this Schedule 5 all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

10.3                           No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company.

10.4                           Save as set out in Section 10.4 of the Disclosure Schedule or in connection with this Agreement and the other Transaction Documents, no Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

11.                                 Conflict of Interest.

11.1                           Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of options to purchase the Company’s Ordinary Shares, in each instance, disclosed in Section 11.1 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.

11.2                           No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses.  None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company.  To the Warrantors’ Knowledge, none of the Group Companies’ Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with any Group Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners], service providers, joint venture partners, licensees and competitors.

11.3                           There are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities that engage in business substantially similar to that of the Company in which any Founders owns or controls, directly or indirectly, any beneficial interest.

12.                                 Rights of Registration and Voting Rights.

Except as provided in the Shareholders’ Agreement, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  To the Warrantors’ knowledge, except as contemplated in the Shareholders’ Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

13.                                 Absence of Liens.

Except as provided in Section 13 of the Disclosure Schedule, the property and assets owned by the Group Companies are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets.  With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

14.                                 Financial Statements; Consolidation.

(a)                                  The Domestic Company has delivered to the Purchasers its unaudited consolidated financial statements for the fiscal year ended December 31, 2006 and its unaudited consolidated financial statements (including balance sheet, income statement and statement of cash flows) for the two (2) month period ended February 28, 2007 (the “Statement Date”) (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with PRC GAAP applied on a consistent basis throughout the periods indicated.  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

(b)                                 Upon completion of the transactions contemplated by the Plan of Restructuring and execution and delivery by the New WFOE, the Founders and the Domestic Company of the Control Documents, the Company will be able to consolidate the income statement, balance sheet, statement of cash flows, and financial position of the New WFOE and the Domestic Company in compliance with the relevant standards of the International Financial Reporting Standards and the International Accounting Standards.

15.                                 Changes.

Since the Statement Date, except as set forth in Section 15 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Documents, there has not been:

(a)                                  any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on a Group Company;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;

(c)                                  any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d)                                 any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)                                  any material change to a material contract or agreement by which any Group Company or any of its assets is bound or subject;

(f)                                    any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g)                                 any resignation or termination of employment of any officer or Key Employee of any Group Company;

(h)                                 any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;

(i)                                     any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                                     any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;

(k)                                  any sale, assignment or transfer of any Group Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)                                     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m)                               to the Warrantors’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)                                 any arrangement or commitment by the Company to do any of the things described in this Section 15.

16.                                 Employee Matters.

16.1                           As of the date hereof, the Company employs fifty-six (56) full-time employees and has no part-time employees, consultants or independent contractors.  Section 16 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of any Group Company who received compensation in excess of US$50,000 for the fiscal year ended December 31, 2006 or is anticipated to receive compensation in excess of US$50,000 for the fiscal year ending December 31, 2007.

16.2                           To the Warrantors’ knowledge, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business.  Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

16.3                           No Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all material respects with all applicable laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any applicable law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

16.4                           To the Warrantors’ knowledge, no Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Company is terminable at the will of the Company.  Except as set forth in Section 16.4 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due.  Except as set forth in Section 16.4 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

16.5                           The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

16.6                           Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

16.7                           Section 16.7 of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 16.7 of the Disclosure Schedule, there is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company  contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing schemes, and has complied in all material respects with all applicable laws of any jurisdiction, in relation to the Employee Benefit Plans.

16.8                           No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Warrantors, has sought to represent any of the employees, representatives or agents of any Group Company.  There is no strike or other labor dispute involving any Group Company pending, or to the Warrantors’ knowledge, threatened, which could have a Material Adverse Effect, nor is the any Warrantor aware of any labor organization activity involving its employees.

16.9                           To the Warrantors’ knowledge, none of the Key Employees or directors of any Group Company during the previous four(4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

17.                                 Tax Matters.

17.1                           The provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet.  Except as set forth in Section 17 of the Disclosure Schedule, there have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority.  Except as set forth in Section 17 of the Disclosure Schedule, each Group Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Company has paid all taxes that have become due, or have reflected such taxes in accordance with U.S. GAAP or IFRS as a reserve for taxes on the Financial Statements.  There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

17.2                           No shareholder of any member of a Group Company, solely by virtue of its status as shareholder of such Group Company, have personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Company Group.

17.3                           The Founders have complied with applicable PRC tax Laws and the Founders shall indemnify the Purchasers in connection with a claim by Governmental Authorities of failure to pay taxes.

18.                                 Insurance.

Section 18 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any of such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any of such policies of insurance.

19.                                 Confidential Information and Invention Assignment Agreements.

Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”).  No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement.  The Company, Domestic Company and Founder are not aware that any of the Key Employees is in violation thereof.

20.                                 Governmental and Other Permits.

20.1                           Each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business.  No Group Company is in default in any material respect under any of such franchises, Governmental permits, licenses or other similar authority.

20.2                           The Domestic Company has applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses,  and the Domestic Company has complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange and any other relevant  authorities, and all such permits are validly subsisting.

20.3                           The registered capital of the Domestic Company and the WFOE has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment.  As of the Closing, the registered capital of the New WFOE has not yet been fully paid.  The registered capital of the New WFOE will be fully paid up in accordance with the schedule of payment stipulated in its Establishment Documents and in compliance with PRC Laws and regulations.

20.4                           The Establishment Document of the Domestic Company and the WFOE, and the New WFOE as of Closing, have been duly approved in accordance with the laws of the PRC and are valid and enforceable.

20.5                           The business scope specified in the Establishment Documents of the Domestic Company complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of the Domestic Company in accordance with the Establishment Documents is in compliance with the Laws of the PRC.

20.6                           The Domestic Company has passed its annual inspection by the relevant governmental authorities for their operation in its last three years (where applicable), and the relevant administration for industry and commerce has affixed an annual inspection chop on its business license.

20.7                           The Disclosure Schedule sets out full and accurate details of all loan agreements entered into between any one Group Company regarding any inter-company loan, shareholders loan or foreign exchange loan obtained by them. Such loan agreements have been duly registered in accordance with the laws of the PRC (where necessary) and all such registrations are validly subsisting under the laws of the PRC.

21.                                 Corporate Documents.

The Memorandum of Association, Articles of Association, and all other constitutional documents (or analogous constitutional documents) of each Group Company are in the form provided to the Purchasers.  The copy of the minute books of the Company contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

22.                                 Liabilities.

Except as set forth in Section 22 of the Disclosure Schedule or arising under the instruments set forth in Section 10 of the Disclosure Schedule, the Domestic Company, the WFOE and the New WFOE have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$25,000in the aggregate.

23.                                 Related Party Transactions.

Except as set forth in Section 23 of the Disclosure Schedule, no officer or director of the Domestic Company, the WFOE, the New WFOE or any Affiliate of any of them (each of the foregoing, a “Related Party”), has any material agreement, understanding, proposed transaction with, or is materially indebted to, any Group Company, nor is any Group Company materially indebted (or committed to make loans or extend or guarantee credit) to any Related Party (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  No Related Party has any material direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company (except that Related Parties may own less than 1% of the share of publicly traded companies that engage in the foregoing).  No Related Party has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to any Group Company any goods, property, intellectual or other property rights or services; or (b) any Contract to which any Group Company is a party or by which it may be bound or affected.  For purposes of this Section 23 only, the term “material” or “materially” shall mean an obligation or interest in excess of US$25,000.

24.                                 Compliance with Laws.

24.1                           Except as set forth in Section 24.1 of the Disclosure Schedule, each Group Company is in material compliance with all applicable Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties;

24.2                           Except as set forth in Section 24.2 of the Disclosure Schedule, no event has occurred and no circumstance exists that to the Warrantors’ knowledge (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect;

24.3                           No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

24.4                           No Group Company, nor any director, agent, employee or any other person acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any public official or otherwise (A) to obtain favorable treatment in securing business for a Group Company, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, in each case which would have been in violation of any applicable Law or (ii) established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of a Group Company.

24.5                           During the previous five (5) years, no Founder has been (i) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any applicable insolvency law or the appointment of a manager, receiver, or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any regulatory organization to have violated any applicable securities, commodities or unfair trade practices law whatsoever, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

24.6                           The Company, Flower Tree, the Founders, the Domestic Company, the WFOE and the New WFOE have completed the key documentation for in connection with the transactions contemplated under the Plan of Restructuring substantially in the form and substance as attached hereto as Exhibit A, as may be amended from time to time as required by the Purchasers or as may be approved by the Purchasers, such Plan of Restructuring shall have been completed, and each of the Control Documents attached to Exhibit A has been executed and delivered as of the Closing. The Plan of Restructuring is in compliance with all applicable PRC laws and regulations.

25.                                 Disclosure; Projections.

The Company, Domestic Company and Founders have made available to the Purchasers all the information reasonably available to the Company, Domestic Company and Founder that the Purchasers have requested for deciding whether to acquire the Preferred Shares, including certain of the Company’s, Domestic Company’s and Founder’s financial projections (the “Projections”), each of which were prepare in good faith. To the Warrantors’ knowledge, no representation or warranty of any Group Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  No representation or warranty of the Company, the Founders or the Domestic Company contained in this Agreement, the Shareholders’ Agreement, or any certificate furnished or to be furnished to the Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

26.                                 Business Plan and Budget.

The Company has delivered to the Purchasers on or before the Closing a business plan and budget for the twelve (12) months following the Closing (the “Business Plan”).  Such Business Plan was prepared in good faith based upon assumptions and projections which the Company, the Domestic Company and the Founders believe are reasonable and not materially misleading.

27.                                 Entire Business.

There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of the Domestic Company.

28.                                 Execution of Control Documents; Matters Related to the Domestic Company.

(a)                                  Each of the Control Documents between the Domestic Company and the New WFOE has been executed and copy has been delivered to the Purchasers.

(b)                                 The Constitutional Documents and certificates and related contracts and agreements of the Domestic Company are valid and have been duly approved or issued (as applicable) by competent PRC authorities.

(b)                                 All consents, approvals, authorizations or licenses required under PRC Law for the due and proper establishment and operation of each of the Domestic Company have been duly obtained from the relevant PRC authorities and are in full force and effect.

(c)                                  Except as set forth in Section 28(c) of the Disclosure Schedule, all filings and registrations with the PRC authorities required in respect of the

Domestic Company and its operations, including but not limited to the registrations with the Ministry of Foreign Trade and Economic Cooperation (or its successor, the Ministry of Commerce), the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, and PRC health regulatory authorities have been duly completed in accordance with the relevant rules and regulations.

(d)                                 As of the date hereof, the registered capital of the Domestic Company is fully paid up.  The Founders legally and beneficially owns 100% of the equity interest in the Domestic Company.  There are no outstanding rights, or commitments made by Domestic Company to sell any of its equity interest.

(e)                                  The Domestic Company is not in receipt of any letter or notice from any relevant authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

(f)                                    The Domestic Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite licenses, permits and approvals granted by competent PRC authorities.

(g)                                 In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Domestic Company which are subject to periodic renewal, neither any Group Company, nor any Founder has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC authorities.

(h)                                 The Domestic Company has passed its annual inspection by the relevant Governmental Authorities for its operation in its last three years (where applicable), and the relevant administration for industry and commerce has affixed an annual inspection chop on its business license.

SCHEDULE 6

DISCLOSURE SCHEDULE

DISCLOSURE SCHEDULE

Capitalized terms not defined herein shall have the meanings ascribed thereto in that certain Preferred Share Purchase Agreement (the “Agreement”), dated as of April 16th, 2007, by and among Harper Capital Inc., an exempted company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”), the purchasers listed on Schedule 1 attached hereto (each a “Purchaser” and together the “Purchasers”), the persons listed on Schedule 2 attached hereto (each a “Founder” and together the “Founders”), Shanghai Huaqianshu Information Technology Co., Ltd., a PRC limited liability company (the “Domestic Company”), and SouYuan (Shanghai) Information Technology Co., Ltd., a wholly-foreign owned enterprise organized and validly existing in the PRC (“WFOE”).

The following are exceptions to the representations, warranties, covenants and agreements of each Founder and each PRC Company contained in the Agreement, and should be considered an integral part of the Agreement.

The section numbers in this Disclosure Schedule correspond to the section numbers in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed disclosed and incorporated into any other section numbers under the Agreement to the extent the relevance of such disclosure to such other sections is reasonably apparent from the text of the disclosure.

Unless required by the provisions of a particular representation or warranty in the Agreement, the inclusion of any item hereunder shall not be deemed to be an admission by any Founder that such item is material to the business, assets or results of operations of the company or any Company Group nor shall it be deemed an admission of any obligation or liability to any third party.

Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used in the Agreement, unless the context otherwise requires.

1

SCHEDULE 6
Section 2 Capitalization of the Company
Subsection 2.1

USD 40,000 with respect to 272, 727 Ordinary Shares of the Company issued to Mr. Yong Qiang Qian on November 13, 2006 have not been paid up by so far.

SCHEDULE 6
Section 2 Capitalization of the Company
Subsection 2.3

The Company has reserved as of the Closing, 2,960,606 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its ESOP, out of which 295,000 Ordinary Shares have been granted.  The details are as follows:

Number	Employees	Amount of ESOP
1	Wu Jianglin	40,000
2	Yang Minghui	40,000
3	Ma Tao	22,500
4	Wei Xing	22,500
5	Lian Jie	50,000
6	Wang Yuhong	20,000
7	Ma Liwei	50,000
8	Liu Qing Jiu	50,000

SCHEDULE 6
Section 2 Capitalization of the Company
Subsection 2.4

	Shares	Class	Amount	PPS	% Before Series A	% Post Series A
Common
Haiyan Gong	14,050,000	Common			51.52%	35.302%
Yongqiang Qian	9,962,727	Common			36.53%	25.032%
Xu Liu	750,000	Common			2.75%	1.884%
Chinese Text	2,510,000	Common			9.20%	6.307%
ESOP	2,960,606	Common				7.439%
Total Common	30,233,333	Common			100.000%	75.963%

Series A
Qi Ming Venture Partners, L.P.	5,089,911	Series A	$5,320,464	$1.045		12.79%
Qi Ming Managing Directors Fund, L.P.	76,089	Series A	$79,536.00	$1.045		0.19%
Ignition Venture Partners III, L.P.	557,698	Series A	$582,960	$1.045		1.40%
Ignition Managing Directors Fund III, LLC	16,302	Series A	$17,040	$1.045		0.04%

Fame Gain Investments Limited	1,913,333	Series A	$2,000,000	$1.045		4.808%
Peak Idea International Limited	956,667	Series A	$1,000,000	$1.045		2.404%
Podium International Group Limited	956,667	Series A	$1,000,000	$1.045		2.404%
Total Series A	9,566,667	Series A			0%	24.037%
Total	39,800,000					100.000%

2

SCHEDULE 6
Section 2 Capitalization of the Company
Subsection 2.7

Shareholders	Contribution (RMB)	Percentage
Gong Haiyan	515,167	51.5167%
Qian Yongqiang	365,300	36.5300%
Yang Jing	92,033	9.2033%
Liu Xu	27,500	2.7500%
Total	1,000,000	100%

SCHEDULE 6
Section 3 Subsidiaries

Shanghai Huaqianshu Information Technology Co., Ltd has a branch in Beijing with its registered number of 1101051992077, which was set up on the date of 19th, September 2006.  The registered address is at Room 513, No.1 Building, An Ding Road 39, Chaoyang District.

SCHEDULE 6
Section 5 Valid Issuance of Shares
Subsection 5.2

USD 40,000 with respect to 272,727 Ordinary Shares of the Company issued to Mr. Yong Qiang Qian on November 13, 2006 have not been paid up by so far.

SCHEDULE 6
Section 8 Intellectual Property
Subsection 8.1

1.              Domain Name:  love2lcn.com.  The original registrant of this domain name is Ms Gong Haiyan.  Ms Gong Haiyan and the Domestic Company entered into a domain name transfer agreement on February 5th, 2007, under which Ms Gong Haiyan desires to transfer the domain name to the Domestic Company.  The change of the registration with respect to the domain name transfer is under way.

2.              Trademark:  世纪佳缘.  The trademark “世纪佳缘” was originally registered by Ms Gong Haiyan.  Ms Gong Haiyan and the Domestic Company entered into a trademark transfer agreement on February 5th, 2007, under which Ms Gong Haiyan desires to transfer the trademark to the Domestic Company.  The change of the registration with respect to the trademark transfer is under way.

3

SCHEDULE 6
Section 8 Intellectual Property
Subsection 8.2

The Windows Operation System installed into the office computers of the Domestic Company and the WFOE are piratical versions.

SCHEDULE 6
Section 8 Intellectual Property
Subsection 8.7

Love2lcn.com is a website platform established on basis of LAMP, and this platform consists of a series of hardware and some open source software.  Such open source software includes:

• 1, Linux:
• Operation System, run on the dell server
• Website : http://www.redhat.com/rhel/

• 2, Apache:
• Open source web server, realize the www service for the Love21cn.com
• Website : http://httpd.apache.org/

• 3, MySQL:
• Database system, provide data store service
• Website : http://www.mysql.com/

• 4, PHP:
• Programm development language, all the applications of Love21cn.com are realized by PHP
• Website : http://www.php.net/

SCHEDULE 6
Section 10 Agreements; Actions

The Material Agreements are listed as follows:

1.               The Internet Channel Promotion Agreement entered into as of June 1st, 2006 by and between Shanghai MSN Network Communications Technology Co., Ltd (“MSN China”) and the Domestic Company;

2.               MSN Messenger Tabs Agreement entered into as of June 1st, 2006 by and between MSN China and the Domestic Company;

4

3.               Information System Service Agreement entered into as of April 10th, 2006 by and between Beijing Shi Ji Hu Lian Information System Co., Ltd. and the Domestic Company;

4.               Information System Service Agreement entered into as of April 3rd, 2006 by and between Beijing Shi Ji Hu Lian Information System Co., Ltd. and the Domestic Company;

5.               Website Business Cooperation Agreement entered into as of March 28th, 2007 by and between Shanghai Mopai Information Technology Co., Ltd. and the Domestic Company;

6.               The Lease Agreement entered as of July 19th, 2006 by and between Zhong Zhen Accounting Consultation Co., Ltd and the Domestic Company.

7.               []

SCHEDULE 6
Section 11 Conflict of Interest
Subsection 11.2

(i) Ms. Gong Haiyan lent RMB 200,000.00 to the Domestic Company on February 9th, 2007, and (ii) Beijing Interactive Paradise Technology Co., Ltd lent to the Domestic Company 1,800,000.00 RMB under two respective loan agreements, the loan under one loan agreement is RMB 30,000.00, and the loan under the other loan agreement is RMB 1,500,000.00 (the “Latest Shareholders Loans”).  The aforesaid amount has been transferred into the Domestic Company, the agreements with respect to the aforesaid loans have been provided to the Purchasers.

SCHEDULE 6
Section 14 Financial Statements; Consolidation
Subsection 14(a)

The Financial Statements are prepared in accordance with generally accepted accounting principles that used by small to mid size enterprises in the PRC.

The latest Shareholders Loans have not been reflected by the Financial Statements yet.

5

SCHEDULE 6
Section 16 Employee Matters
Subsection 16.3

The Domestic Company failed to withhold the individual income tax with respect to part of the employees.  The total amount of such individual income tax which should have been withheld is RMB 24,721.55.

SCHEDULE 6
Section 16 Employee Matters
Subsection 16.4

The employment of each employee of the Company is not terminable at the will of the Company; it shall be terminated in accordance with the employment contract and relevant applicable laws and regulations.

SCHEDULE 6
Section 16 Employee Matters
Subsection 16.7

Except the Social Insurances and Housing Provident Fund, there is no other employee benefit plan maintained, established or sponsored by any Group Company.

The Domestic Company has not fully contributed the social insurances and housing provident fund for some of its employees.  It is estimated that the potential exposure with respect to the aforesaid underpayment of the social insurances and housing provident fund is RMB 137,938.71.  All the employees in Inter Mongolia have not been covered by social insurances and housing provident fund yet.  And the housing provident fund for the employees of the Domestic Company’s Beijing Branch has not been contributed yet.

SCHEDULE 6
Section 18 Insurance

None of the Group Company has ever bought any kind of insurances.  Therefore, the Group Company has no insurance policies.

SCHEDULE 6
Section 20 Governmental and Other Permits
Subsection 20.6

1.               The Latest Shareholders Loans aforementioned;

6

2.               The Loan Agreement entered into in 2006 by and among the WOFE, Gong Haiyan and Liu Xu, under which WOFE lent Gong Haiyan and Liu Xu USD 1,200,000 to invest in the Domestic Company.

SCHEDULE 6
Section 21 Corporate Documents

The Group Company has never kept written minutes for its meetings and directors and shareholders.  Therefore, no minutes has been delivered to the Purchasers.

SCHEDULE 6
Section 22 Liabilities

The Latest Shareholders Loans aforementioned.

SCHEDULE 6
Section 23 Related Party Transactions

1.               The Latest Shareholders Loans aforementioned.

2.               The Loan Agreement entered into in 2006 by and among the WFOE, Gong Haiyan and Liu Xu, under which WFOE lent Gong Haiyan and Liu Xu USD 1,200,000 to invest in the Domestic Company.

7

SCHEDULE 1

SCHEDULE OF PURCHASERS

Purchasers

Qi Ming Venture Partners, L.P.

Qi Ming Managing Directors Fund, L.P.

Ignition Venture Partners III, L.P.

Ignition Managing Directors Fund III, LLC

Peak Idea International Limited

Fame Gain Investments Limited

Podium International Group Limited

8

SCHEDULE 2

SCHEDULE OF FOUNDERS

Founders

HAIYAN GONG

YONGQIAN QIAN

XU LIU

JIN YANG

9

SCHEDULE 7

REPRESENTATIONS AND WARRANTIES OF
THE PURCHASERS

Each Purchaser (the “Purchaser Warrantor” for purposes of this Schedule 7), severally and not jointly, represents and warrants to the Company, the WFOE, the New WFOE, the Domestic Company, and the Founders that the statements contained in this Schedule 7 attached hereto are true, correct and complete with respect to such Purchaser as of the Closing.

1.                                       Authorization.

Such Purchaser Warrantor has full power, authority and legal capacity to enter into, deliver and perform the Transaction Documents.  The Transaction Documents to which the Person is a party, when executed and delivered by such Purchaser Warrantor, will constitute valid and legally binding obligations of the Purchaser Warrantor, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws.

2.                                       Compliance with other Instruments.

The execution, delivery and performance by the Purchaser Warrantor of the Transaction Documents does not and will not contravene, breach or violate the terms of any agreement, document or instrument to which such Purchaser is a party or by which any of such Purchaser Warrantor ‘s assets or properties are bound.

3.                                       Disclosure of Information.

Such Purchaser Warrantor has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Preferred Shares with the Group Companies’ management and has had an opportunity to review the Group Companies’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company, the Founders or the Domestic Company in Section 2 of this Agreement, or the right of the Purchaser Warrantors to rely thereon save as set forth in the Disclosure Schedule.

4.                                       No Public Market.

The Purchaser Warrantor understands that no public market now exists for the Preferred Shares, and that the Company has made no assurances that a public market will ever exist for the Preferred Shares.

5.                                       Legends.

The Purchaser Warrantor understands that the Preferred Shares and any securities issued in respect of or exchange for the Preferred Shares, may bear one or all of the following legends:

5.1                                 “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

5.2                                 Any legend set forth in, or required by, the other Transaction Documents.

5.3                                 Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

6.                                       Accredited Investor.

The Purchaser Warrantor is an accredited investor as defined in Securities and Exchange Commission (“SEC”) Rule 501(a) of Regulation D, as presently in effect, under the Securities Act.

EXHIBIT A

PLAN OF RESTRUCTURING AND CONTROL DOCUMENTS

EXHIBIT B

RESTATED ARTICLES

EXHIBIT C

SHAREHOLDERS AGREEMENT

EXHIBIT D

FORM OF OFFSHORE LEGAL OPINION

EXHIBIT E

FORM OF PRC LEGAL OPINION

EXHIBIT F

LETTER OF COMMITMENT AND NON-COMPETITION

                     , 2007

[Harper Capital Inc.] [Domestic Company] [New WFOE]

(the “Company”)

[                ]

[                ]

[                ]

Attn: [         ]

Re:                               Letter of Commitment and Non-Compete

Dear Sir or Madame,

I, [         ], hereby acknowledge and confirm my agreement to the following:

Except as otherwise agreed by the Company in writing, I will refrain from acting in other positions, engage in any other job, or receive financial benefit or advantage from others during the period of time between the date hereof and the earlier of (a) at least one year after the closing of a Qualified IPO (as such term is defined in the Company’s Memorandum and Articles of Association) undertaken by the Company, (b) my earlier resignation from the Company, provided that such resignation is for cause or is approved by the board of directors of the Company, or (c) until such time as an alternative arrangement is agreed upon between myself and the Company (the “Commitment Period”).  During such period, I shall devote all of my work effort exclusively towards the fulfillment of my service obligations with the Company and affiliates of the Company and use my best efforts to promote the interest and business of the Company and/or the affiliates of the Company.

9.                                       I will comply with the policies, standards, rules and regulations of the Company, and any additions or amendments to such policies, standards, rules or regulations established by the Company from time to time.

10.                                 I further agree to that I will, while performing services for the Company:

a                                          exercise due care as would a good administrator or manager and be faithful and diligent in performing my services to the Company;

b                                         except for the business needs of the Company, as expressly authorized by the Company, not unilaterally act on behalf of or in the name of the Company; and

c                                          hold in confidence and not disclose to others any information relating to my compensation.

11.                                 I hereby agree not to, during the Commitment Period and for a period ending one (1) year from the date of expiration of the Commitment Period (the “Period of Non-Competition”), directly or indirectly engage in any business activities in competition with the Company or any affiliate of the Company, whether such engagement is as a partner, investor (other than as a holder of less than one percent (1%) of the outstanding capital stock of a publicly traded company), consultant, adviser, agent, employee or otherwise, nor to offer employment to or employ, for myself or on behalf of any then competitor of the Company or an affiliate of the Company, any person who at any time six (6) months preceding the first day of the Period of Non-Competition shall have been employed or contracted by the Company or any affiliate of the Company.

12.                                 I will not, during the Period of Non-Competition, directly or indirectly induce employees, consultants or directors of the Company or any affiliate of the Company, to engage in activities hereby prohibited to me or to terminate their services or employment with the Company or any affiliate of the Company.

13.                                 In the event of a violation of my non-competition obligations hereunder, the term of the Period of Non-Competition shall be tolled effective the date of the first violation whether known or unknown by the Company or any affiliate of the Company and shall commence to run only upon the grant of relief to the Company or any affiliate of the Company by a court of competent jurisdiction for all damages incurred by the Company or any affiliate of the Company, whether equitable or at law, with the term of the Period of Non-Competition reduced only by the time between the date of the expiration or termination of this Agreement and the date of first violation by me.

14.                                 I hereby acknowledge and agree that the consideration paid by the Company for my non-competition agreement, including any monies received by me due to the provision of services to the Company, has been negotiated at arms length and is adequate to compensate me for my obligation not to compete with the Company and/or any affiliate of the Company, and will not be contested in any dispute between the parties concerning the enforceability of such agreement or this letter.

15.                                 During the Commitment Period, and for a period of two years thereafter, I will not use, disclose, publish or otherwise disseminate any Confidential Information (as defined herein) to any person, firm, company, association or other entity for any reason or purpose whatsoever, except as necessary for the performance of my duties for the Company and/or an affiliate of the Company.  Notwithstanding the foregoing, I will not have confidentiality obligations hereunder to the extent that the Confidential Information (i) is now in the public domain, or hereafter enters the public domain other than through a breach of the provisions hereof or of a confidential relationship with the Company and/or an affiliate of the Company, or (ii) is legally required to be disclosed by any judicial or administrative body having authority to compel such disclosure.  I will use my best efforts to notify the Company in writing prior to disclosing any documents pursuant to court order so that the Company and/or the affiliate of the Company may have sufficient time to contest such court order.  For purpose hereof, “Confidential Information” includes any and all information that has been created, discovered, or developed by, or otherwise become known to the Company and/or any affiliate of the Company (including, without limitation, information created, discovered, developed or made known to the Company and/or any affiliate of the Company by me arising out of my service to the Company and/or any affiliate of the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Company or any affiliate of the Company, which information has commercial value to the Company or any affiliate of the Company and is treated by the Company or any affiliate of the Company as confidential, is confidential and proprietary information belonging solely to the Company or the relevant affiliate of the Company.  Confidential Information shall include, but shall not be limited to, all product designs and other information concerning the Company or an affiliate of the Company, their business or the business of any of their customers, their business plans and projects, computer programs, know-how, improvements, marketing plans, pricing, strategies, forecasts, budgets, projections, developments, manufacturing information, technical and engineering information, information regarding procurement, sale activities, credit and financial data, customer lists, trade secrets, patents, copyrights and all other inventions, ideas, original works or authorships and discoveries whether patentable, copyrightable or not, which are created, learned or accessible to the Employee in connection with his provision of services to the Company.

16.                                 I agree that, other than is necessary to fulfill my responsibilities to the Company and/or any affiliates of the Company, I will not remove or have removed from the Company or an affiliate of the Company’s premises any notebooks, reports, letters, manuals, listings, data, data bases, drawings, blueprints, notes, sketches, materials, references, memoranda, documentation, or other materials, directly or indirectly relating to any Confidential Information, including all copies of such material, whether in hard copy, electronic media or in any other form belonging to the Company or an affiliate of the Company, or their customers, without first obtaining the written consent of the Company or the relevant affiliate of the Company, as the case may be.

17.                                 Without requesting additional compensation from the Company and/or the relevant affiliate of the Company, I will sign and execute all documents and other papers and otherwise fully cooperate with the Company and the affiliates of the Company to carry out the intent of this letter.

Sincerely,

[ ]

Passport Number: [ ]

Address:	[ ]

[ ]

EXHIBIT G-1

FORM OF CEO COMPLIANCE CERTIFICATE

             , 2007

Capitalized terms used herein without definition have the meanings assigned to such terms in that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated April 16, 2007, by and among Harper Capital Inc., an exempted company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”), the Purchasers listed on Schedule 1 attached thereto, the Persons listed on Schedule 2 attached thereto, and Shanghai Huaqianshu Information Technology Co., Ltd., a company organized and existing under the Laws of the PRC.  Capitalized terms used herein shall have the meaning set forth in the Share Purchase Agreement.

THE UNDERSIGNED, [         ], the Chief Executive Officer of the Company, hereby certifies on behalf of the Company that:

the conditions specified in Section 2 of the Agreement have been fulfilled as of the date hereof;

18.                                 attached hereto are (A) the Memorandum and Articles, as adopted and approved by the shareholders of the Company by special resolution dated [         ], 2007, (B) copies of all resolutions approved by the Company’s shareholders and board of directors related to the transactions contemplated by the Agreement, and (C) a good standing certificate with respect to the Company from the applicable authority(ies) in the British Virgin Islands; and

19.                                 there has been no Material Adverse Effect (as defined in the Agreement) with respect to any Group Company since the date of the Agreement.

IN WITNESS WHEREOF, the undersigned has set forth his signature on this Compliance Certificate as of the date first set forth above.

HARPER CAPITAL INC.

By:
Name: [ ]
Title: Chief Executive Officer

EXHIBIT G-2

FORM OF FOUNDERS COMPLIANCE CERTIFICATE

            , 2007

Capitalized terms used herein without definition have the meanings assigned to such terms in that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated April 16, 2007, by and among Harper Capital Inc., an exempted company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”), the Purchasers listed on Schedule 1 attached thereto, the Persons listed on Schedule 2 attached thereto, and Shanghai Huaqianshu Information Technology Co., Ltd., a company organized and existing under the Laws of the PRC.  Capitalized terms used herein shall have the meaning set forth in the Share Purchase Agreement.

THE UNDERSIGNED, each a Founder as defined in the Share Purchase Agreement, hereby certifies that:

1.                                       the conditions specified in Section 2 of the Agreement have been fulfilled as of the date hereof; and

2.                                       there has been no Material Adverse Effect (as defined in the Agreement) with respect to any Group Company since the date of the Agreement.

IN WITNESS WHEREOF, the undersigned have set forth their signatures on this Compliance Certificate as of the date first set forth above.

By:
Name: Haiyan GONG

By:
Name: Yongqian QIAN

By:
Name: Xu LIU

By:
Name: Jin YANG

SCHEDULE AND EXHIBITS

Schedules

Schedule 1	Schedule of Purchasers at Closing

Schedule 2	Schedule of Founders

Schedule 3	Definitions

Schedule 4	Capitalization Table

Schedule 5	Representations and Warranties of the Warrantors

Schedule 6	Disclosure Schedule

Schedule 7	Representations and Warranties of the Purchasers

Exhibits

Exhibit A	Plan of Restructuring and Control Documents

Exhibit B	Form of Restated Articles

Exhibit C	Shareholders Agreement

Exhibit D	Form of Offshore Legal Opinion

Exhibit E	Form of PRC Legal Opinion

Exhibit F	Letter of Commitment and Non-competition

Exhibit G	Form of Compliance Certificates